                                  EXHIBIT 4(b)





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                           COMPUTER INTEGRATION CORP.

                   CERTIFICATE OF DESIGNATION OF PREFERENCES,
               RIGHTS, AND LIMITATIONS OF SERIES E, 9% CUMULATIVE
                     CONVERTIBLE REDEEMABLE PREFERRED STOCK


                 Computer Integration Corp., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify:

                 That, pursuant to authority conferred upon the Board of Directors of the Corporation ("Board of Directors") by the Certificate of Incorporation of the Corporation (the "Certificate"), and pursuant to the provisions of the Delaware General Corporation Law, said Board of Directors, on April 3, 1996, duly adopted resolutions providing for the issuance of one series, aggregating two hundred fifty (250) shares, of Series E, 9% Cumulative Convertible Redeemable Preferred Stock (the "Series E Preferred Stock"), stated value $4,000 and par value $.001 per share, which resolutions are as follows:

                 WHEREAS, Article Fourth of the Corporation's Certificate of Incorporation, as amended, vests the authority in the Board of Directors to issue shares of the Corporation's authorized preferred stock in series with such rights, preferences and limitations as the Board deems appropriate, without necessity of further action by the stockholders of the Corporation;

                 NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby creates, from the authorized but unissued shares of preferred stock, par value $.001 per share, a series of the preferred stock to consist of two hundred fifty (250) shares, designated "Series E, 9% Cumulative Convertible Redeemable Preferred Stock" (the "Series E Preferred Stock") and hereby fixes the voting powers, designation, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such Series as follows:


         1. Designation. The designation of the series of stock created by this resolution shall be "Series E, 9% Cumulative Convertible Redeemable Preferred Stock" (the "Series E Preferred Stock") and the number of shares constituting the Series E Preferred shall be two hundred fifty (250). Each share of the Series E Preferred Stock shall have a stated value equal to $4,000.

         2. Dividends. The holders of the Series E Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of the funds of the Corporation legally available therefore, cumulative dividends at the annual rate of $360 per share, payable $180 per share on each January 31st and July 31st, commencing July 31, 1996. Such dividends shall be payable in cash or in kind. In the year in which shares of Series E Preferred Stock are issued, in the event that the payment date for the purchase of shares of Series E Preferred Stock shall be other than January 31st or July 31st, the initial dividend shall accumulate and be payable pro rata only from the date of payment to the Corporation for the respective shares of Series E Preferred Stock. If the dividend on the Series E Preferred Stock for any dividend period shall not have been paid or set apart in full for the Series E Preferred Stock, the aggregate deficiency shall be cumulative and shall be fully paid or set apart for payment before any dividends shall be paid upon or set apart for payment for any class of common stock of the Corporation or any other class of preferred stock of the Corporation ranking junior thereto. Accumulations of dividends on the Series E Preferred Stock shall not bear interest.

         3. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise, after payment or provision for payment of





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the debts and other liabilities of the Corporation, the holders of the Series E
Preferred Stock shall be entitled to receive, before the holders of any of the common stock or other classes of preferred stock of the Corporation ranking junior thereto, out of the remaining net assets of the Corporation, the amount of $4,000 in cash or in kind for each share of Series E Preferred Stock, plus an amount equal to all dividends accrued but unpaid, if any, with respect to each such share up to the date fixed for distribution. After such payment shall have been made in full to the holders of the outstanding Series E Preferred Stock, or funds or assets necessary for such payment shall have been set aside in trust for the account of the holders of the outstanding Series E Preferred Stock, so as to be and continue to be available therefor, the holders of the outstanding Series E Preferred Stock shall be entitled to no further participation in such distribution of the assets of the Corporation.

                 In the event, after payment or provision for payment of the debts and other liabilities of the Corporation, the remaining net assets of the Corporation are not sufficient to pay the liquidation preference of the holders of the Series E Preferred Stock, no such distribution shall be made on account of any shares of any other class or series of capital stock of the Corporation ranking on a parity with the shares of the Series E Preferred Stock upon such liquidation unless proportionate distributive amounts shall be paid on account of each share of the Series E Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all such parity shares, including other shares of Series E Preferred Stock, are respectively entitled upon such liquidation.

         4. Conversion of Preferred Stock into Common Stock. Each share of the Series E Preferred Stock shall be, under paragraph 4(a) below, convertible at the option of the holder thereof and, under paragraph 4(b) below, automatically and mandatorily converted upon the occurrence of the event described therein; in either event, any such shares of Series E Preferred Stock shall be converted into fully paid and nonassessable shares of the Corporation's common stock, par value $.001 per share (the "Common Stock").

                 (a) Elective Conversion. Subject to any other provision of this paragraph 4, each holder of record of any share(s) of Series E Preferred Stock shall have the right to convert such holder's share(s) of Series E Preferred Stock, in whole or in part, including all accrued but unpaid dividends, if any, in accordance with the Conversion Ratio (defined below), subject to the adjustments set forth below, at his or her option, at any time and from time to time after the date of issuance of any share(s) of Series E Preferred Stock.

                          In case any shares of Series E Preferred Stock shall
have been called for redemption pursuant to paragraph 5 hereof, any election to convert under this paragraph 4(a) with respect to the shares so called for redemption shall cease and terminate at the close of business on the tenth day prior to the date fixed for the redemption of such shares, unless default shall be made in the payment of the redemption price.

                          Any holder of a share or shares of Series E Preferred
Stock electing to convert his or her Series E Preferred Stock into Common Stock shall surrender the certificate(s) representing all of the share(s) of Series E Preferred Stock so to be converted, duly endorsed to the Corporation or in blank, at the principal office of the Corporation (or such other place as may be designated by the Corporation), and shall give written notice to the Corporation at said office that he or she elects to convert the same and therein set forth the name or names (with the address or addresses) in which the shares of Common Stock are to be issued.

                          If the last day of the exercise period of the
conversion right in the city where the principal place of business of the Corporation (or in the city of the principal office of such other entity as the Corporation shall have designated as the place so to surrender Series E Preferred Stock for conversion, as aforesaid) shall be a legal holiday or a day on which banking institutions are authorized by law to close, then such conversion right may be exercised in such city on the next succeeding day not





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in such city a legal holiday or a day on which banking institutions are authorized by law to close.

                 (b) Mandatory Conversion. Each share of the Series E Preferred Stock, and all accrued but unpaid dividends, if any, shall automatically and mandatorily convert, without the option of any holder of any share(s) of Series E Preferred Stock or any action of the Corporation, to shares of Common Stock in accordance with the Conversion Ratio (defined below) as of the close of business on the date (the "Automatic Conversion Date"), following a public offering of Common Stock by the Corporation, which ends a ten (10) consecutive trading-day period during which a quote is available (such trade dates need not occur on consecutive business days if no quote is available for a given business day) and during which the average of the bid and ask price of the Common Stock on the OTC Bulletin Board ("OTCBB") (or any successor thereto) or on the NASDAQ Small-Cap Market(R), if then admitted for trading thereon (or the average of the last reported sale price on the Nasdaq National Market(R) System ("Nasdaq-NMS") or other national stock exchange on which the Common Stock is principally traded, if the Common Stock is then listed or admitted for trading on the Nasdaq-NMS or such other exchange), equals or exceeds $4.00 per share (the "Automatic Conversion Price Level").
The term "principally traded" as used in this paragraph shall refer to that national securities exchange or Nasdaq-NMS, if any, on which the greatest number of shares of Common Stock have been traded during such ten (10) day period.

                          As soon as practicable after the Automatic Conversion
Date, the Corporation shall provide each holder of record of Series E Preferred Stock with notice of the automatic conversion and the Automatic Conversion Date and call upon the holders to surrender to the Corporation, in the manner and at the place designated, the certificate(s) representing shares of the Series E Preferred Stock. Such notice shall be by mail to each holder of the Series E Preferred Stock at the address last shown on the records of the Corporation for such holder or given by such holder to the Corporation for the holder for the purpose of notice or, if no such address appears or is given, at the place where the principal executive office of the Corporation is located. Notwithstanding any failure by a holder to deliver the certificates representing his or her shares of Series E Preferred Stock, after the Automatic Conversion Date all such certificates of the Series E Preferred Stock shall be deemed to represent the appropriate number of shares of Common Stock.

                          Notwithstanding any provision contained in this
paragraph 4(b), no share of the Series E Preferred Stock called for redemption pursuant to paragraph 5 hereof shall automatically and mandatorily convert at any time after the Corporation has provided notice of its intent to redeem such shares pursuant to paragraph 5 hereof, unless the Corporation shall provide notice to the holder on or before the date specified for redemption of such shares of Series E Preferred Stock that it elects to have the mandatory conversion provisions of this paragraph 4(b) apply and override the Corporation's notice of redemption (the "Notice of Cancellation"). Unless such Notice of Cancellation is provided, the automatic and mandatory conversion under this paragraph 4(b) shall cease and terminate with respect to all shares of Series E Preferred Stock so called for redemption at the close of business on the date that the Corporation provides notice of such redemption pursuant to Paragraph 5 hereof. The Corporation's redemption, including any related notice to redeem, of certain shares of the Series E Preferred Stock shall have no effect on the automatic and mandatory conversion under paragraph 4(b) of those other shares of Series E Preferred Stock with respect to which notice of redemption was not provided.

                 (c) Additional Provisions Applicable to All Conversions. Any conversion of Series E Preferred Stock into Common Stock pursuant to this paragraph 4 shall be subject to the following additional terms and provisions:

                          (1)     All shares of the Series E Preferred Stock
and all accrued but unpaid dividends, if any, shall be convertible (or, as the case may be, automatically converted) into Common Stock at the rate of $1.00 per share of Common Stock (initially equivalent to a rate of four thousand (4,000) shares of Common Stock for each share of Series E Preferred Stock based on the stated value





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of $4,000 of the Series E Preferred Stock) (the "Conversion Ratio"), subject to the adjustments set forth in this paragraph 4(c) below.

                          (2)     Subject to compliance with all applicable
securities laws, as soon as practicable after the surrender for conversion of any certificate(s) representing Series E Preferred Stock (in the case of an elective conversion) or after the Automatic Conversion Date (in the case of an automatic conversion), the Corporation shall deliver or cause to be delivered at the principal office of the Corporation (or such other place as may be designated by the Corporation), to each holder of Series E Preferred Stock, certificates representing the shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Except as otherwise provided herein, shares of the Series E Preferred Stock shall be deemed to have been converted, in the case of an elective conversion pursuant to paragraph 4(a), as of the close of business on the date of the surrender for conversion of the certificates representing Series E Preferred Stock, or in the case of an automatic conversion pursuant to paragraph 4(b), as of the close of business on the Automatic Conversion Date, and in either case the rights of such holders of the Series E Preferred Stock shall cease, and the person(s) in whose name(s) the certificates for such shares are to be issued shall be treated for all purposes as having become the record holder(s) of such Common Stock, at such time, or if such day shall not constitute a business day, then the close of business on the next succeeding business day.

                          (3)     The Corporation shall not be required to
issue any fractions of shares of Common Stock upon conversions of any shares of Series E Preferred Stock. If more than one share of Series E Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock which shall be issuable upon conversion of such Series E Preferred Stock shall be computed on the basis of the aggregate number of shares of the Series E Preferred Stock so surrendered. If any interest in a fractional share of Common Stock would otherwise be deliverable upon the conversion of any shares of Series E Preferred Stock, the Corporation shall make adjustment for such fractional share interest by payment of an amount in cash equal to the same fraction of the value of a full share of Common Stock of the Corporation as determined by the Corporation, which determination shall be conclusive.

                          (4)     In the event that the Corporation shall at
any time subdivide or combine in a greater or lesser number of shares the outstanding shares of Common Stock, the number of shares of Common Stock issuable upon conversion of any shares of Series E Preferred Stock prior to the occurrence of such event shall be proportionately increased in the case of subdivision or decreased in the case of a combination, effective in either case at the close of business on the date when such subdivision or combination shall become effective.
                          (5)     In the event that the Corporation shall be
consolidated with or merged into any other corporation, provision shall be made as part of the terms of such consolidation or merger so that any holder of Series E Preferred Stock may thereafter receive in lieu of Common Stock otherwise issuable to him upon conversion of his or her Series E Preferred Stock, but only in accordance with the conversion ratio stated in this paragraph 4, the same kind and amount of securities as may be distributable upon such consolidation or merger with respect to the Common Stock.

                          (6)     In the event that the Corporation shall at
any time pay to the holders of Common Stock a dividend in Common Stock, the number of shares of Common Stock of the Corporation issuable upon any conversion of the Series E Preferred Stock shall be proportionately increased, effective following the close of business on the record date for determination of the holders of Common Stock entitled to such dividend.

                          (7)     Such adjustments shall be made successively
if more than one event listed in paragraphs 4(c)(4), (5) or (6) shall occur; provided, however, that no adjustment need be made by the Corporation until such adjustments cumulatively aggregate at least five percent (5%) of the then current Conversion Ratio.





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                          (8)     No adjustment of the Conversion Ratio shall
be made by any event or occurrence other than those enumerated in this paragraph 4(c).

                          (9)     The issuance of certificates for shares of
Common Stock upon conversion of any shares of the Series E Preferred Stock shall be made without charge for any tax in respect of such issuance. However, if any certificate is to be issued in a name other than that of the holder of record as the Series E Preferred Stock so converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the Corporation that such tax has been paid or is not due and payable.

         5. Redemption of Preferred Stock. The Series E Preferred Stock of any holder shall be redeemable, in whole or in part, at the option of the Corporation by resolution of its Board of Directors, from time to time and at any time, after the date that the Series E Preferred Stock certificate was issued to the original holder of such shares of Series E Preferred Stock. The redemption price shall equal $4,400, plus all dividends accrued and unpaid on the Series E Preferred Stock so redeemed up to the date fixed for redemption. The Corporation shall give notice of redemption as hereinafter provided.

                 In the event that less than the entire amount of the Series E Preferred Stock outstanding is redeemed at any one time, the shares to be redeemed shall be selected by lot in a manner to be determined by the Board of Directors of the Corporation.

                 The Corporation shall give notice of redemption not less than thirty (30) nor more than sixty (60) days prior to the date fixed for redemption of the Series E Preferred Stock or any part thereof. Such notice shall specify the time and place thereof and shall be given by mail to each holder of record of shares of Series E Preferred Stock chosen for redemption at the address last shown on the records of the Corporation for such holder or given by such holder to the Corporation for the purpose of notice or, if no such address appears or is given, at the place where the principal executive office of the Corporation is located. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder received the notice.

                 Upon such redemption date, or upon such earlier date as the Board of Directors shall designate for payment of the redemption price (unless the Corporation shall default in the payment of the redemption price as set forth in such notice), the holders of shares of Series E Preferred Stock selected for redemption to whom notice has been duly given shall cease to be stockholders with respect to such shares and shall have no interest in or claim against the Corporation by virtue thereof and shall have no other rights with respect to such shares except the right to convert such shares within the time hereinafter set forth and except the right to receive the moneys payable upon such redemption from, the Corporation or otherwise, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of the certificates, and the shares represented thereby shall no longer be deemed to be outstanding.

                 Upon redemption or conversion of any share of Series E Preferred Stock in the manner set out herein, or upon purchase of any share of Series E Preferred Stock by the Corporation, the shares so acquired by the Corporation shall be cancelled.

                 After giving any notice of redemption and prior to the close of business on the tenth day prior to the redemption date, as hereinafter provided, the holders of the Series E Preferred Stock so called for redemption may convert such stock into Common Stock of the Corporation in accordance with the conversion privileges set forth in paragraph 4(a) hereof.

                 In the event that the Corporation shall at any time subdivide or combine in a greater or lesser number of shares the outstanding shares of Series E Preferred Stock or issue shares of Common Stock as the form of a dividend paid with respect to its Common Stock, the consideration payable upon





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redemption of the Series E Preferred Stock shall be proportionately decreased in the case of subdivision or increased in the case of a combination or the payment of such a stock dividend, effective in either case at the close of business on the date when such subdivision or combination shall become effective.

         6.      Voting Rights.

                 (a) Except as otherwise required by law or as otherwise specifically provided herein, the holders of the Series E Preferred Stock shall not be entitled to vote at any meeting of the stockholders for the election of directors or for any other purpose or otherwise to participate in any action taken by the Corporation or the stockholders thereof, or to receive notice of any meeting of stockholders.

                 (b) If at any time, and from time to time, the Corporation shall default in paying two consecutive dividends for a period of more than thirty (30) days as to each dividend payment date (an "Event of Default"), then the holders of the Series E Preferred Stock shall have the exclusive right, voting separately as a class, to elect one additional director to the Board of Directors of the Corporation in the manner provided in paragraph 6(d) below, and the holders of shares entitled to vote thereon other than the Series E Preferred Stock shall be entitled to elect the remaining members of the Board of Directors. Such voting rights shall remain vested until all defaults respecting dividends shall have been cured, whereupon (i) the holders of the Series E Preferred Stock shall be divested of such voting right (subject, however, to such voting right at any time or from time to time similarly arising and being divested); (ii) the term of any director then in office elected by the holders of the Series E Preferred Stock shall terminate; and (iii) the number of directors constituting the Board of Directors of the Corporation shall be reduced by the same number by which it was increased at the time the voting rights of the holders of the Series E Preferred Stock arose. Notwithstanding anything to the contrary in this paragraph 6(b), any dividend payment date which forms the basis of an Event of Default subsequently cured in the manner described in the preceding sentence, may not be counted for purposes of determining a subsequent Event of Default. In each instance in which the holders of the Series E Preferred Stock shall be entitled to vote for directors as provided herein, each such holder shall be entitled to one vote for each share of the Series E Preferred Stock held.

                 (c) Directors elected by the holders of the Series E Preferred Stock shall serve for a term ending on the earlier to occur of (i) the first annual meeting of stockholders of the Corporation following an Event of Default or (ii) until all defaults respecting dividends shall have been cured. At each annual meeting of the Corporation's stockholders following an Event of Default, until such default shall have been cured, the holders of Series E Preferred Stock shall be entitled to elect one director to the Board of Directors of the Corporation.

                 (d) At any time when the holders of the Series E Preferred Stock shall have thus become entitled to elect directors, any provision of the by-laws of the Corporation to the contrary notwithstanding, a special meeting of the holders of Series E Preferred Stock may be called by the holders of 51% of the Series E Preferred Stock for the purpose of electing directors, by notice being mailed, first class postage prepaid, not less than ten (10) days prior to the proposed date of such meeting, to each holder of record of Series E Preferred Stock at his address as the same appears on the Corporation's record of holders of the Series E Preferred Stock.

                 At any such special meeting at which the holders of the Series E Preferred Stock shall be entitled to elect directors, the holders of a majority of the then outstanding Series E Preferred Stock present in person or by proxy shall be sufficient to constitute a quorum for the election of such director. The person elected by the holders of the Series E Preferred Stock at any meeting held in accordance with the terms of the preceding sentence shall become a director as of the date of such election and, together with the directors remaining in office or such persons, if any, as may be elected by the holders of voting shares other than Series E Cumulative Preferred Stock, shall constitute the Board of Directors of the Corporation. Any director so elected by the holders of the Series E Preferred Stock may be removed by,





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and shall not be removed except by, the vote of the holders of record of a majority of the shares of the Series E Preferred Stock, voting as a single class at a meeting of the stockholders, or of the holders of the Series E Preferred Stock called for that purpose. Any vacancy, whether as a result of removal or otherwise, in the office of a director elected by the holders of the Series E Preferred Stock may be filled by, and shall only be filled by, the majority vote of the holders of the Series E Preferred Stock, voting as a separate class. A meeting for the removal of a director elected by the holders of the Series E Preferred Stock and the filling of the vacancy created thereby or otherwise shall be called, noticed and held in the same manner as provided for in the initial election of such board members.

                 (e) Notwithstanding the provisions of paragraph 6(d), the election or removal of such directors may be evidenced by one or more written consents executed by the holders of a majority of the then outstanding Series E Preferred Stock without the necessity of a meeting, prior notice, and a formal vote. Within ten (10) days after any such meeting or written consent, the holders of the Series E Preferred Stock shall provide written notice to the Corporation of the election, or removal, as the case may be, of such directors.

                 (f) Notwithstanding anything herein to the contrary, within thirty (30) days of the end of the calendar quarter in which the holders of the Series E Preferred Stock shall have thus become entitled to elect directors, holders of 51% of the Series E Preferred Stock may, by written consent to the Corporation, irrevocably terminate said voting rights. After such written termination, the holders of the Series E Preferred Stock shall not be entitled to vote at any meeting of the stockholders for the election of directors or for any other purpose or otherwise to participate in any action taken by the Corporation or the stockholders thereof, or to receive notice of any meeting of stockholders.

         7. Ranking. As long as any shares of the Series E Preferred Stock remain outstanding, the Corporation shall not, without obtaining the prior written consent of the holders of at least a majority in number of the shares of the Series E Preferred Stock then outstanding, create, authorize or issue any other class or series of capital stock of the Corporation, the terms of which provide that such class or series shall rank prior to the Series E Preferred Stock in respect to dividend rights or rights upon dissolution, liquidation or winding up of the Corporation; provided, however, the Corporation may at any time create, authorize or issue, without the consent of any of the holders of the Series E Preferred Stock, other classes or series of capital stock which rank junior to, or on parity with, the Series E Preferred Stock in respect to dividend rights and upon dissolution, liquidation or winding up of the Corporation. Without limiting the generality of the foregoing, the Series E Preferred Stock shall rank on parity with: (i) the Corporation's Series A, 9% Cumulative Convertible Redeemable Preferred Stock with respect to dividends and the dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or otherwise; (ii) the Corporation's Series B, Convertible Preferred Stock with respect to the dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or otherwise; and (iii) the Corporation's Series C, 9% Cumulative Convertible Redeemable Preferred Stock with respect to dividends and the dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or otherwise.





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

         IN WITNESS WHEREOF, Computer Integration Corp., a Delaware corporation, has caused its corporate seal to be affixed hereto and this Certificate of Designation to be signed by its President and Secretary this 15th day of April 1996.

                                COMPUTER INTEGRATION CORP.



                                By: /s/ RONALD G. FARRELL
                                    ----------------------------
                                    Ronald G. Farrell, President



                                By: /s/ JOHN F. CHISTE
                                    ----------------------------
                                    John F. Chiste, Secretary





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